 North America Structured Investments  3yr Capped Dual Directional Contingent Buffered Return Enhanced Note linked to Lesser Performing of SPX/RTY  The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.  Summary of Terms  Issuer: JPMorgan Chase Financial Company  Guarantor: JPMorgan Chase & Co.  Minimum Denomination: $1,000  Index: S&P 500 Index and Russell 2000 Index  Pricing Date: September 29, 2017  Observation Date: September 25, 2020  Maturity Date: September 30, 2020  Upside Leverage Factor: 1.20  Maximum Upside Return: At least 19.00%*Contingent Buffer Amount: 35.00%  Payment At Maturity: If the Final Value of each index is greater than its Initial Value, your payment at maturity per $1,000  principal amount note will be calculated as follows:  $1,000 + ($1,000 × Lesser Performing Index Return × Upside Leverage Factor), subject to the Maximum Upside Return  Hypothetical Total Returns**  Note Payoff at Maturity Index Performance  $1,400  $1,200  $1,000  $800  $600  $400  -60% -40% -20% 0% 20% 40% 60%  Index Return  Lesser Performing  If (i) the Final Value of one Index is greater than its Initial Value and the Final Value of the other  Index is equal to or is less than its Initial Value by up to the Contingent Buffer Amount or (ii) the  Final Value of each Index is equal to its Initial Value or is less than its Initial Value by up to theContingent Buffer Amount, your payment at maturity per $1,000 principal amount note will be  Lesser Performing Index Return  40.00%  Index Absolute Return  N/A  Total Return on the Notes  19.00%  calculated as follows:  1,000 + ($1,000 × Absolute Index Return of the Lesser Performing Index)If the Final Value of either Index is less than its Initial Value by more than the Contingent BufferAmount, your payment at maturity per $1,000 principal amount note will be calculated as follows:  $1,000 + ($1,000 x Lesser Performing Index Return)  If the Final Value of either Index is less than its Initial Value by more than the Contingent BufferAmount, you will lose more than 35.00% of your principal amount at maturity and could lose all ofyour principal amount at maturity.  CUSIP: 46647MZ55  Preliminary Pricing  Supplement: https://sp.jpmorgan.com/document/cusip/46647MZ55/doctype/Product_Termsheet/document.pdf  For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.  Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes and the creditrisk of JPMorgan Chase & Co., as guarantor of the notes.  *To be determined on the Pricing Date, but not less than 19.00%  ** Reflects Upside Leverage Factor of 1.20, Maximum Upside Return of 19.00%, Contingent Buffer amount of 35.00% and an  Initial Value of the lesser performing index of 100 for illustrative purposes. The “total return” as used above is the number,  expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.The hypothetical returns and hypothetical payments on the Notes shown above apply only at maturity. These hypotheticals donot reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses wereincluded, the hypothetical returns and hypothetical payments shown above would likely be lower.  30.00% N/A 19.00%  20.00% N/A 19.00%  10.00% N/A 12.00%  5.00% N/A 6.00%  0.00% N/A 0.00%  -10.00% 10.00% 10.00%  -20.00% 20.00% 20.00%  -30.00% 30.00% 30.00%  -35.00% 35.00% 35.00%  -35.01% N/A -35.01%  -50.00% N/A -50.00%  -70.00% N/A -70.00%  -100.00% N/A -100.00%  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

 North America Structured Investments  3yr Capped Dual Directional Contingent Buffered Return Enhanced Note linked to Lesser Performing of SPX/RTY  Selected Risks  • Your investment in the notes may result in a loss. The Notes do not guarantee any return  of principal.  • Your maximum gain on the notes if the Lesser Performing Index return is positive is limited  to the Maximum Upside Return.  • Your maximum gain on the note is limited by the Contingent Buffer Amount if the lesser  performing index is negative.  • You are exposed to the risk of decline of each index.  • Payment at maturity will be determined by the lesser performing index.  • The notes do not pay interest.  • Payment on the notes at maturity is subject to the credit risk of JPMorgan Financial  Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to  maturity will be subject to changes in the market’s view of the creditworthiness ofJPMorgan Financial or JPMorgan Chase & Co.  • The benefit provided by the contingent buffer amount may terminate on the Observation  Date.  • No interest or dividend payments, voting rights, or ownership rights with the securities  included in the Index.  • As a finance subsidiary, JPMorgan Financial Company LLC has no independent  operations and has limited assets.  Additional Information  Selected Risks (continued)  • The estimated value of the notes will be lower than the original issue price (price to public) of the notes.  • You are exposed to the risks associated with small capitalization companies.  • The estimated value of the notes is determined by reference to an internal funding rate.  • The estimated value of the notes does not represent future values and may differ from  others’ estimates.  • The value of the notes, which may be reflected in customer account statements, may be  higher than the then current estimated value of the notes for a limited time period.  • Lack of liquidity: J.P. Morgan Securities LLC, acting as agent for the Issuer (and who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not  required to do so. The price, if any, at which JPMS will be willing to purchase notes from youin the secondary market, if at all, may result in a significant loss of your principal.  • Potential conflicts: We and our affiliates play a variety of roles in connection with the  issuance of notes, including acting as calculation agent and hedging our obligations underthe notes, and making the assumptions used to determine the pricing of the notes and theestimated value of the notes when the terms of the notes are set. It is possible that suchhedging or other trading activities of J.P. Morgan or its affiliates could result in substantialreturns for J.P. Morgan and its affiliates while the value of the notes decline.  • The tax consequences of the notes may be uncertain. You should consult your tax adviser  regarding the U.S. federal income tax consequences of an investment in the notes.  The risks identified above are not exhaustive. Please see “Risk Factors” in the applicableproduct supplement and “Selected Risk Considerations” to the applicable preliminary pricesupplement for additional information.  SEC Legend: JPMorgan Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest,you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more completeinformation about JPMorgan Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively,JPMorgan Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any productsupplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.  IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to beused, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be  relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.  This material is not a product of J.P. Morgan Research Departments.  Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-209682 and 333-209682-1  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com